UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 4, 2009

Date of Report (Date of Earliest Event Reported)

ALLERGAN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10269	95-1622442
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2525 Dupont Drive

Irvine, California 92612

(Address of Principal Executive Offices) (Zip Code)

(714) 246-4500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On February 4, 2009, Allergan, Inc. (“Allergan” or the “Company”) issued a press release announcing operating results for the fourth quarter and full year ended December 31, 2008. In its press release, Allergan included non-GAAP financial measures, as defined in Regulation G promulgated by the SEC. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

This information and the information contained in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Item 2.02 of this Current Report is not incorporated by reference into any filings of Allergan made under the Securities Act of 1933, as amended, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing unless specifically stated so therein.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On February 4, 2009, Allergan announced that its Board of Directors (the “Board”) approved management’s recommendation to implement a restructuring plan (the “Restructuring Plan”). The Board approved the Restructuring Plan on February 3, 2009.

In order to concentrate Allergan’s resources during this recessionary period on customer-facing activities and on building the strength of its R&D pipeline, while continuing to deliver on its earnings goals, Allergan conducted a worldwide review of its operations to improve efficiency. Furthermore, Allergan will focus its spending on programs and businesses that produce the highest returns. Consequently, Allergan will lay off approximately 460 employees, or approximately five percent of its global headcount, primarily in the United States and Europe. The majority of the employees affected by the Restructuring Plan are in two areas: (1) U.S. urology sales and marketing personnel as a result of the Company’s decision to focus on the urology specialty and to seek a partner to promote SANCTURA XR® to general practitioners, and (2) marketing personnel in the United States and Europe as Allergan adjusts its back-office structures to the reduced short-term sales outlook for some businesses. With the exception of the U.S. urology sales force and some low productivity sales territories in Europe, no other sales force positions are affected. Modest reductions are being made in other functions as Allergan re-engineers its processes and increases productivity.

Further, Allergan has reviewed its stock option-related cost structure. Allergan’s 2008 full-round employee stock option grant took place in February 2008 with a strike price of $64.47 versus a current stock price of approximately $40. While Allergan does not intend to institute a stock option exchange or repricing program, the Board has decided to accelerate the vesting and remove certain stock option expiration features for all employees holding the 2008 full-round employee stock options and to modify certain stock option expiration features for other stock options held by employees impacted by the Restructuring Plan.

Allergan currently estimates that it will incur total non-recurring pre-tax charges of between $110 million and $117 million in connection with the Restructuring Plan, of which only $40 million to $45 million will be a cash charge. The remainder will be a non-cash accounting-related charge associated with the acceleration of previously unrecognized share-based compensation costs and any additional estimated costs associated with the modification of stock option grants as discussed above and certain other non-cash accounting adjustments. These charges will be incurred beginning in the first quarter of 2009 and are expected to continue up through and including the fourth quarter of 2009. The realized expense savings from the Restructuring Plan are expected to exceed the cash charges in less than one year. The Company expects the Restructuring Plan to be substantially complete by the end of the second quarter of 2009.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Allergan, Inc. press release dated February 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLERGAN, INC.

Date: February 4, 2009	By:	/s/ Matthew J. Maletta
	Name:	Matthew J. Maletta
	Title:	Vice President, Associate General Counsel and Assistant Secretary

Exhibit Index

Exhibit	Description of Exhibit
99.1	Allergan, Inc. press release dated February 4, 2009

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